Exhibit 10.23

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is entered into and is effective as of the 27 day of September, 2023 (the “Effective Date”), by and between Overland Auto Transport Inc d/b/a Luxury Automotive Transport, a Florida corporation, with its principal address located at 5272 Giron Circle, Kissimmee, Florida 34758 (“Contractor”), and Humble Imports Inc d/b/a ECD Auto Design located at 4930 Industrial Lane, Kissimmee, Florida 34758 (“ECD”). Each party to this Agreement may be referred to herein as a “Party” or “Parties” collectively.

RECITALS

WHEREAS, ECD is in the business of redesigning and selling custom luxury vehicles;

WHEREAS, Contractor possesses substantial skill, expertise, and experience in providing high-quality luxury vehicle transportation and delivery services; and

WHEREAS, ECD desires to engage Contractor to provide certain Services (as defined in Section 1 below) for compensation, and Contractor desires to provide the Services to ECD, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the undertakings and obligations hereinafter set forth, it is mutually agreed as follows:

1. Engagement. ECD hereby engages Contractor to provide various transportation and delivery services (the “Services”) to ECD during the Term (as defined below) of this Agreement and Contractor hereby accepts such engagement to provide the Services during the Term of this Agreement.

2. Term & Termination.

a.	Term. Subject to earlier termination pursuant to Section 2.b. below, this Agreement is effective for three (3) years following the Effective Date (“Initial Term”) and shall automatically renew for one (1) successive year following the Initial Term (“Renewal Term”) unless either Party provides notice to the other of intent not to renew this Agreement before thirty (30) days of expiration of the Initial Term or Renewal Term (the Initial Term and Renewal Term, hereinafter together, the “Term”).

b.	Termination. Either Party may terminate this Agreement and Contractor’s engagement hereunder for any or no reason upon thirty (30) days’ prior written notice to the other Party. ECD may terminate the Contractor for breach of this Agreement with no prior written notice. In the event of a termination of Contractor’s engagement pursuant to this Section 2.b., (i) Contractor shall be entitled to receive the compensation earned in the provision of any Services prior to the termination date; and (ii) ECD shall reimburse Contractor for all expenses previously approved by ECD incurred by Contractor in connection with the provision of such Services prior to the termination date.

3. Compensation. As consideration for the Services to be performed by the Contractor during the Term, ECD shall compensate Contractor at the applicable rate set forth on Exhibit A hereto, payable in accordance with ECD’s normal pay practices as may be altered from time to time. The rates set forth on Exhibit A hereto may be altered from time-to-time by the mutual written agreement of the Parties. ECD shall also reimburse any pre-approved expenses incurred by the Contractor.

4. Relationship Between Parties. Nothing herein shall be construed to create an employer-employee relationship between ECD and the Contractor or any of its Affiliates, and Contractor shall act as an independent contractor and not as an agent or employee of, or partner, joint venturer, or in any other relationship with ECD.

5. Confidentiality.

a.	Confidential Information. In the course of performing the Services, the Parties recognize that the Contractor may come in contact with or become familiar with information which ECD or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, (i) records and lists relating to the identity of ECD’s current, past, and prospective clients, suppliers, and independent contractors; (ii) all types of written information customarily used by ECD, or any entity related to it, including financial information (including prices, costs and sales of services and/or products), marketing or promotion information, business methods, business plans and operating procedures; (iii) any information constituting ECD’s trade secrets and proprietary business information and any information related to ECD’s products, services or business; (iv) any other information similar in nature to the types of information enumerated above; and (v) information ECD is obligated to treat as confidential, (separately, and collectively, the “Confidential Information”). The Contractor agrees that any Confidential Information of ECD shall be and remain the exclusive property of ECD. The Parties hereby acknowledge and agree that the maintenance of the confidentiality of the Confidential Information, and the restrictions on use and disclosure of the Confidential Information, are essential to the protection and preservation of ECD’s legitimate business interest. The Contractor covenants that it shall not at any time, whether during the Term or after the Term, without the prior, express, written approval of ECD in each instance, disclose, divulge, or in any other way reveal, or cause another to do so, any Confidential Information to any person, party, or entity, directly or indirectly.

b.	Records. The Contractor shall maintain the Confidential Information in strict confidence and shall not copy, duplicate, or otherwise reproduce, in whole or in part, such Confidential Information, except on behalf ECD. Unless otherwise prevented by state law, upon the termination of the Contractor’s relationship with ECD, Contractor shall immediately surrender to ECD any and all memoranda, patient records, files, and any other documents and materials (including photocopies and other reproductions) relating to the Confidential Information, regardless of the format or medium in which they are stored.

c.	Enforcement. It is understood, agreed, and acknowledged by the Parties that no amount of money, or other remedy available at law, would adequately compensate ECD for damages, which the Parties agree and acknowledge ECD would suffer as a result of Contractor’s violation of the provisions contained in this Section 5. Therefore, the Parties acknowledge and agree that ECD shall be entitled to obtain, upon application to a court of competent jurisdiction and without the need to prove actual damages to ECD or to post bond, a preliminary restraining order, and such other temporary or permanent injunctive relief as may be appropriate, to enforce against the Contractor the provisions of this Section 5, which injunctive relief shall be in addition to any other rights or remedies available to ECD.

d.	Survival. This Section 5, and all the conditions, limitations, restrictions, duties, rights, and obligations set forth in this Section 5, including the duty of confidentiality, shall survive indefinitely following the termination of this Agreement.

6. Indemnification. The Contractor shall indemnify and hold ECD and its Affiliates, owners, officers, directors, employees, and agents harmless from and against any and all claims, liabilities, expenses, costs, and damages, including attorneys’ fees, alleged against or incurred by ECD in connection with or arising out of (i) any unauthorized use or disclosure of the Confidential Information by the Contractor or its Affiliates; (ii) the Contractor’s failure to comply with the terms, covenants, representations, or warranties contained in this Agreement; and (iii) the Contractor’s failure to comply with any federal, state, or local laws or regulations applicable to it in the operation of its business or the performance of the Services or its other obligations under this Agreement. The term “Affiliate” shall mean an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that entity. For purposes of the immediately preceding sentence, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has a meaning correlative thereto.

7. Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, THIRD PARTY CLAIMS, LOSS OF REVENUES, LOSS OF PROFITS OR LOSS OF SAVINGS EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FUNDAMENTAL BREACH OR OTHERWISE.

8. Governing Law; Jurisdiction. The validity, construction, and performance of this Agreement shall be governed by the laws of the state of Florida, United States, without regard for conflict of laws principles. Venue for all suits arising pursuant to this Agreement shall lie exclusively in the courts of Orange County, Florida, United States. By execution and/or adoption of this Agreement, each Party hereby submits to the in personam jurisdiction of all courts of Orange County, Florida, United States.

9. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when personally delivered or three (3) business days after being mailed by registered or certified mail postage prepaid, return receipt requested, addressed as set forth above. Any Party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9 for the giving of notice.

10. Miscellaneous. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified, or supplemented in any respect, except by a written agreement executed by ECD and the Contractor. Any waiver of a breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either Party. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, or condition to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. The headings or titles of the sections or subsections of this Agreement are for convenience only and are not a part of this Agreement and shall not be used as an aid in the construction of any provision hereof.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12. Attorneys’ Fees. In the event of any litigation, including arbitration, between the Parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies, and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the Parties hereby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of such attorneys’ fees and costs, to be awarded to the prevailing party.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

“Contractor”

OVERLAND AUTO TRANSPORT INC D/B/A LUXURY AUTOMOTIVE TRANSPORT,
a Florida corporation

By:	/s/ Ashley Humble
Name:	Ashley Humble
Title:	President

“ECD”

HUMBLE IMPORTS INC D/B/A ECD AUTO DESIGN,
a Florida corporation

By:	/s/ Emily Humble
Name:	Emily Humble
Title:	President

EXHIBIT “A”

COMPENSATION RATES

Customer Delivery Rate: This rate applies when the Contractor is delivering ECD products to ECD customers using Contractor’s blacked out Ford F350 and black enclosed trailer.	$1.45/mile
Ad Hoc Transportation Rate: This rate applies when the Contractor is performing miscellaneous transportation and/or delivery Services using Contractor’s open (not enclosed) trailer.	$1.25/mile